Exhibit 10.B

RESTRICTED STOCK UNIT AGREEMENT

This Agreement is entered into as of                  , 20     between Mentor Graphics Corporation, an Oregon corporation (“Company”), and                                  (“Recipient”).

On the date of this Agreement (“Grant Date”), Recipient has been granted an award of Restricted Stock Units (“RSUs”) pursuant to Section 8 of the Company’s 2010 Omnibus Incentive Plan, and Recipient desires to accept the award subject to the terms and conditions of this Agreement.

1.	Grant of Restricted Stock Units.

The Company hereby grants to Recipient              RSUs subject to the terms and conditions of this Agreement. The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock of the Company for each RSU.

2.	Vesting of RSUs.

2.1 RSUs shall become vested, and the underlying shares of Common Stock shall be issued in accordance with the following schedule:

Years after Grant Date	Portion of Shares Issued
Less than 1	0%
1%
%
%
%
100%

2.2 The table in section 2.1 is based on the Grant Year. The Grant Year is a 12-month period starting on the Grant Date or an anniversary of that date.

2.3 If Recipient ceases to be a director for any reason, all remaining RSUs shall become vested and the underlying shares of Common Stock shall be issued to Recipient.

3.	Acceleration upon Change in Control.

3.1 Notwithstanding any provision in this Agreement, all RSUs shall immediately become vested upon the occurrence of a Change in Control.

3.2 ”Change in Control” means the occurrence of any of the following events:

(a) the approval by the shareholders of the Company of:

(i) any consolidation, merger or plan of share exchange involving the Company (Merger) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of the Company’s Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the Merger;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(b) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (Incumbent Directors) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or appointed by two-thirds of the Incumbent Directors then in office and voting (new directors nominated or appointed by two-thirds of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

(c) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (1934 Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company ordinarily having the right to vote in the election of directors (Voting Securities) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

4.	No Voting or Dividend Rights.

The Recipient shall have no voting, dividend or any other rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.

5.	Non-Assignability of RSUs.

The RSUs may not be assigned or transferred except on death, by will or operation of law.

6.	Delivery of Shares.

As soon as practicable on or after the date on which the RSUs become vested, the Company will issue to the Recipient the number of shares of Common Stock underlying the RSUs that vested, and will deliver such shares to a brokerage account established by the Recipient in accordance with instructions from the Company or in such other manner as may be determined by the Company.

7.	Changes in Capital Structure.

If, prior to the full vesting of all the RSUs awarded under this Agreement, the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Compensation Committee of the Company’s Board of Directors (the “Administrator”) in the number and kind of shares subject to the unvested RSUs under this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Fractional shares will be disregarded. Any such adjustment made by the Administrator shall be conclusive.

8.	Successorship.

Subject to the limits in 2.1, this Agreement will be binding upon and benefit the parties, their successors and assigns.

9.	Miscellaneous.

9.1 This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

9.2 The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.3 The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By
Dean Freed
Vice President and General Counsel

RECIPIENT

NAME

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